Exhibit 10.45
NEXTIER OILFIELD SOLUTIONS INC.
Leadership Severance Program

1.OBJECTIVE
This NexTier Oilfield Solutions Inc. (the “Corporation”) Leadership Severance Program (this “Program”) has been established by the Corporation’s Compensation Committee (the “Committee”) to provide employment transition guidelines for senior leadership of the organization who meet eligibility requirements. This Program document should not be interpreted as a contract of employment or to bind either any employee, other person providing services to the Corporation or the Corporation to any specific period of employment.

2.PURPOSE
The Program has been designed to provide framework around specified employment separation events historically detailed for senior leadership through employment agreements. The Program is intended to set clear expectations for both the employee and the Company as to the transition assistance provided for involuntary termination events, including Change in Control.

3.DEFINITIONS
Active Status – An employee available and attending all work as scheduled by his/her manager. Temporary periods of paid time off will qualify as “Active Status.” Employees on an approved long-term leave of absence will not be considered to be on Active Status unless and until such employee returns from the approved leave to actively perform services as an employee for the Corporation. Whether an employee is on “Active Status” will be determined by the Committee, in its sole discretion.

Cause – means (i) employee’s indictment for, convictions of, or plea of no contest to a felony or any crime involving dishonesty or theft, (ii) the employee’s conduct in connection with the employee’s employment duties or responsibilities that is fraudulent unlawful or grossly negligent, (iii) the employee’s willful misconduct, (iv) the employee’s contravention of specific lawful directions related to a material duty or responsibility which is directed to be taken by the Company, (v) any act of dishonesty by the employee resulting or intending to result in personal gain or enrichment at the expense of the Company, its parent, subsidiaries or affiliates, or (vii) the employee’s failure to comply with a material policy of the Company, its parent, subsidiaries or affiliates.

Change in Control – shall have the same meaning as provided under the NexTier Oilfield Solutions Inc Equity and Incentive Award Plan.

Disability – A determination by the Company in accordance with applicable law that as a result of a physical or mental injury or illness, the employee is unable to perform the essential functions of his/her job with our without reasonable accommodation for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) days in any one (1) year period.

Former Employee – Individual who has terminated their employment relationship with the Company.

Good Reason – A material reduction in employee’s base salary or Target Bonus, other than an “across the board” reduction for all executives; (b) a material diminution in the employee’s authority, duties or responsibilities (c) a relocation of the employee’s principal place of employment to a location > 50 miles from most recent assigned work location.

Good Standing - An employee on Active Status with acceptable performance, holding a compliant attendance record and free from disciplinary processes or Performance Improvement Plan(s). Whether an employee is in Good Standing at any given time will be determined by the Committee, in its sole discretion.

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Long-Term Incentive Awards– Awards granted under the NexTier Oilfield Solutions Inc. Equity and Incentive Award Plan or any similar long-term incentive plan sponsored by the Corporation.

Participant – A current employee who has met the eligibility criteria for Program participation.

Protected Period – shall mean the period beginning on the date a Change in Control is consummated and ending on the one-year anniversary date a Change in Control is consummated.

Rank – Internal hierarchy of job catalog reflective of strata within the organization.

Service Tenure – Also known as service history, “Service Tenure” seeks to quantify and recognize total time worked for the Corporation. Guidelines on Service Tenure are found in the Service Date Policy HRS-T1-0016.

Termination Date – The last date of the employee’s employment with the Company, without regard for the reason for termination.

4.ADMINISTRATION
The Program will be administered in accordance with guidelines in this document. The Committee will resolve any conflicts in interpretation of the Program and/or these guidelines, and its determinations will be final and binding on all parties. The Committee has the full authority to: (i) establish the provisions, limitations, restrictions, and/or conditions upon the Program (ii) determine the Participants and eligibility rules, (iii) establish benefits for the Participants in such forms and amounts as it shall determine to be reasonable and appropriate, (iv) interpret the Program and adopt, amend, and rescind these guidelines and other rules and regulations relating to the Program, (vi) make any and all factual and legal determinations in connection with the administration and interpretation of the Program, (vii) correct or reconcile any inconsistency in the Program and (viii) make all other necessary determinations and take all other actions necessary or advisable for the implementation and administration of the Program.

While the Committee will be responsible for interpretation of the Program, management of the Corporation will be responsible for the day-to-day administration of the Program.

A.Program Amendment or Termination
The Committee reserves the right to terminate, suspend, withdraw, amend, or modify the Program, in whole or in part, at any time and for any reason. This includes, but is not limited to, the Committee’s sole discretion to, at any time, change the eligibility requirements and modify or exclude the type and size of benefits provided under the Program.

B.Agreement Conflicts
This Program is intended to provide involuntary termination benefits for an at-will employment relationship. Should an eligible employee hold an employment agreement, terms stated within such agreement will supersede this Program. Furthermore, to the extent more favorable terms are stated in other employment documents, e.g. offer for employment, such terms will supersede this Program and remove employee from Program eligibility.

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5.     ELIGIBILITY
Employees of the Corporation in Rank 980 - 960 who are in Active Status and in Good Standing are eligible for Program benefits unless specifically excluded from the Program (see APPENDIX B).

Participants must execute a separation, release and waiver agreement provided by the Corporation to receive benefits under the Program. Such agreement must be executed by the employee within the time periods proscribed in such agreement.

6.    PROGRAM BENEFITS
Benefits have been customized to support three distinct involuntary termination events (for details, see APPENDIX A):
•Death or Disability
•Without Cause
•Following Change in Control (double trigger)

Program Participants are separated into two groups
A.Level I – Named Executive Officer (NEO)
a.No Service Tenure impact to Program benefits

B.Level II – Vice President level role or Section 16 officer not listed as NEO
a.Service Tenure < 1 year will reduce Program benefits by 50%
b.Service Tenure 1+ year will result in full Program benefits

Any payments under the Program will be not only subject to the Corporation’s claw-back policy, but also subject to compliance with ongoing restrictive covenants between former employee and the Company. Individual tax liabilities resulting from any payment under the Program remain the sole responsibility of the Participant. The Committee maintains sole discretion to amend, suspend and/or terminate the Program benefits based on the Participant’s actions and adherence to any applicable post-employment covenants.

Attachments
APPENDIX A: Leadership Severance Program Benefit Summary Table
APPENDIX B: Employees Ineligible for Leadership Severance Program
APPENDIX A

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Level I

Benefits described below are subject to executed and unrevoked separation, release and waiver agreement.

		Death or Disability	Without Cause or for Good Reason	Change in Control* Without Cause or for Good Reason
Protected Period		N/A	N/A	2 years
Severance		0	1.5x(Annual Base Pay + STIP at Target), paid in equal installments over 12 months starting 60 days from termination date.	2.0 x (Annual Base Pay + STIP at Target), paid in equal installments over 12 months starting 60 days from termination date.
STIP - Annual Incentive Bonus	**Current Year**	Pro-rated to reflect time worked in calendar year: If H1, STIP at Target; If H2, STIP at actual performance to metric(s).	Pro-rated to reflect time worked in calendar year: If H1, STIP at Target; If H2, STIP at actual performance to metric(s).	STIP at Target (full year value)
	Previous Year *(if unpaid at time of termination)*	Actual performance to plan terms and metrics	Actual performance to plan terms and metrics	Actual performance to plan terms and metrics
LTIP - Equity Program(s)	**RSUs**	All outstanding awards vest	All outstanding shares vest	All outstanding shares vest
	P-RSUs	Outstanding awards vest with performance calculated, paid and delivered at Target level without regard for actual performance to metric(s).	All outstanding shares vest; performance paid at actual performance to metrics.	All outstanding shares vest; performance paid at better of Target or actual performance.
Benefits: COBRA		0	12m toward COBRA	18m toward COBRA

Level II

Benefits described below are subject to executed and unrevoked separation, release and waiver agreement.

		Death or Disability	Without Cause	Change in Control* Without Cause
Protected Period		N/A	N/A	1 year
Severance		0	0.5x(Annual Base Pay) paid in one lump sum payment	1.0x(Annual Base Pay + STIP at Target), paid in equal installments over 12 months starting 60 days from termination date.
STIP - Annual Incentive Bonus	**Current Year**	Pro-rated to reflect time worked in calendar year: If H1, STIP at Target; If H2, STIP at actual performance to metric(s).	Pro-rated to reflect time worked in calendar year: If H1, STIP at Target; If H2, STIP at actual performance to metric(s).	STIP at Target (full year value)
	Previous Year *(if unpaid at time of termination)*	Actual performance to plan terms and metrics	Actual performance to plan terms and metrics	Actual performance to plan terms and metrics
LTIP - Equity Program(s)	**RSUs**	per equity award agreement	per equity award agreement	per equity award agreement
	P-RSUs	per equity award agreement	per equity award agreement	per equity award agreement
Benefits: COBRA		0	6m toward COBRA	12m toward COBRA

**CIC requires double trigger event*

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APPENDIX B

Employees Ineligible for Leadership Severance Program

The workforce will be periodically reviewed to determine employees working for a defined term (named start and end date), thus making them ineligible for the Leadership Severance Program. Employees meeting defined term criteria and hence ineligible are:

1.[*******]

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